Exhibit 99.6

Promissory Note

$7,000.00	August 20, 2013

FOR VALUE RECEIVED, Embarr Downs, an Nevada corporation ("Borrower") hereby promises to pay to Joseph Wade ("Lender"), in same day funds at its principal offices, or at such other place Lender may from time to time designate, the principal sum of Seven Thousand ($7,000), together with interest thereon from the date hereof until paid in full, all without relief from valuation or appraisement laws. Interest shall be charged on the unpaid outstanding balance of this Note at a rate per annum equal to zero percent (0%). The principal hereof shall be due and payable hereunder December 31, 2014. Any payments on account of the indebtedness evidenced by this Note shall be applied first to accrued and unpaid interest on the unpaid principal balance and the remainder to principal.

And to secure the payment of said amount, the undersigned hereby authorizes, irrevocably, any attorney of any Court of Record to appear for the undersigned in such Court, in term time or vacation, at any time after maturity, and confess a judgment, without process, in favor of the holder of this Note, for such amount as may appear to be unpaid thereon, together with reasonable costs of collection, including reasonable attorney’s fees and to waive and release all errors which may intervene in any such proceedings, and consent to immediate execution upon such judgment, hereby ratifying and confirming all that said attorney may do by virtue hereof.

At the option of the legal holder hereof and without notice, the principal sum remaining unpaid hereon, together with accrued interest thereon, shall become at once due and payable at the place of payment aforesaid in case default shall occur in the payment, when due, of any installment of principal or interest in accordance with the terms hereof.

This Note inures to the benefit of Lender and binds Borrower and Lender's and Borrower's respective successors and assigns, and the terms "Lender" and Borrower" whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

This Note shall be construed according to, and governed by, the laws of the State of California.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date and the year first hereinabove written.

EMBARR DOWNS, INC.

By: Joseph Wade

Its: President/CEO